      As filed with the Securities and Exchange Commission on May 11, 2001

                                                      File No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         DIAGNOSTIC PRODUCTS CORPORATION
             (Exact name of Registrant as specified in its Charter)


            CALIFORNIA                                    95-2802182
   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                    Identification No.)


                              5700 West 96th Street
                          Los Angeles, California 90045
                    (Address of principal executive offices)

                           -------------------------

                             1997 STOCK OPTION PLAN
                            (Full Title of the Plan)

                           -------------------------

                     James L. Brill, Vice President, Finance
                         DIAGNOSTIC PRODUCTS CORPORATION
                              5700 West 96th Street
                          Los Angeles, California 90045
                            Telephone (310) 645-8200
            (Name, address and telephone number of agent for service)

                           -------------------------

                          Copies of Communications to:
                              Helen W. Melman, Esq.
                                815 Moraga Drive
                          Los Angeles, California 90049
                                 (310) 472-4191

                           -------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                     Proposed                Proposed
Title of                                             Maximum                 Maximum
Securities                                           Offering                Aggregate                 Amount of
to be                      Amount to be              Price Per               Offering                  Registration
Registered                 Registered                Share                   Price                     Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock               1,000,000                 $69.00 (2)              $69,000,000               $17,250.00
No par value               shares(1)
=======================================================================================================================


(1) This Registration Statement also covers such indeterminable number of additional shares as may become deliverable as a result of future adjustments in accordance with the terms of the 1997 Stock Option Plan described in the Prospectus.

(2) The offering price is calculated in accordance with Rule 457(h)(l) based on a purchase price of $69.00 per share, which represents the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 7, 2001.

                                     PART II

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          The following documents which have been filed with the Securities and Exchange Commission are incorporated by reference as of their respective dates and are a part hereof:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

          (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A and in any amendment or report filed for the purpose of amending such description.

          Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment hereto which indicates that all of the shares of the Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities
          -------------------------

          Not applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          None.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          The California General Corporations Law permits the indemnification of officers, directors, employees and agents of the Company. The Company's Bylaws and Indemnification Agreements between the Company and its officers and directors require the Company to indemnify such persons to the fullest extent permitted by law. Each person will generally be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. In addition, the Company's Articles of Incorporation provide that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duty, provided, however, that a director's liability will not be limited in the case of (i) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the corporation or its shareholders, (ii) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (iii) any transaction from which the director derived an improper personal benefit, (iv) acts or omissions that the director believed to be contrary to the best interests of the corporation or that involved an absence of good faith or that involved intentional misconduct or a knowing and culpable violation of law, (v) transactions in which the director has a material financial interest or involve interrelated directors, and (vi) distributions, loans or guaranties in violation of California law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

          4.1  Amended and Restated Articles of Incorporation (1)

          4.2  Bylaws, as amended (1)

          4.3  1997 Stock Option Plan, as amended.

          5.1 Opinion of Helen W. Melman, Attorney at Law, regarding the legality of the Common Stock registered hereby.

          23.1 Consent of Deloitte & Touche, LLP.

          23.2 Consent of Helen W. Melman, Attorney at Law - Contained in
               Exhibit 5.1.

          24.1 Power of Attorney, contained at page 4 hereof.

---------------

     (1) Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.

Item 9.   Undertakings
          ------------

          The Company hereby undertakes: (1) to file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided that if the information required in clauses (i) and (ii) above to be included in a post-effective amendment hereto is contained in one or more periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") no post-effective amendment hereto shall be required; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Additionally, the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on May 11, 2001.


                                     DIAGNOSTIC PRODUCTS CORPORATION


                                     By: /s/ Michael Ziering
                                         ---------------------------
                                           Michael Ziering
                                         Chief Executive Officer


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature follows constitutes and appoints MICHAEL ZIERING and JAMES L. BRILL, or either of them, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                               Title                                       Date
---------                               -----                                       ----

/s/ Michael Ziering                     Chairman of the Board,                      May 11, 2001
-----------------------                 Chief Executive Officer
Michael Ziering                         (Principal Executive
                                        Officer)

/s/ Sidney A. Aroesty                   Senior Vice President,                      May 11, 2001
----------------------                  Director
Sidney A. Aroesty




/s/ Frederick Frank                     Director                                    May 11, 2001
-----------------------
Frederick Frank



/s/ Maxwell H. Salter                   Director                                    May 11, 2001
-----------------------
Maxwell H. Salter



/s/ Dr. James D. Watson                 Director                                    May 11, 2001
-----------------------
Dr. James D. Watson



/s/ Ira Ziering                         Vice President,                             May 11, 2001
-----------------------                 Director
Ira Ziering



/s/ James Brill                         Vice President -                            May 11, 2001
-----------------------                 Finance (Principal
James Brill                             Financial and Accounting
                                        Officer)


                                  EXHIBIT INDEX


4.1       Amended and Restated Articles of Incorporation (1)

4.2       Bylaws, as amended (1)

4.3       1997 Stock Option Plan, as amended.

5.1 Opinion of Helen W. Melman, Attorney at Law, regarding the legality of the Common Stock registered hereby.

23.1      Consent of Deloitte & Touche, LLP.

23.2      Consent of Helen W. Melman, Attorney at Law - contained in Exhibit 5.1

24.1      Power of Attorney, contained at page 4 of the Registration Statement.

-------------
     (1) Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992.